Exhibit 99.1

News Release

Contact:	Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024 Media: Steve Owen – Vice President, Communications - (615) 263-3107

CoreCivic Completes Sale of Three Non-Core Assets For $326 Million

Brentwood, Tenn. – June 29, 2021 – CoreCivic, Inc. (NYSE:  CXW) (the Company) announced today that it has consummated the sale of 100% of the membership interests of SSA Baltimore Holdings, LLC, a wholly-owned unrestricted subsidiary of the Company and the owner of the approximately 541,000 square-foot Social Security Administration office building in Baltimore, Maryland ("SSA-Baltimore").  Earlier in the second quarter of 2021, the Company completed the sale of two additional properties, its approximately 277,000 square-foot office property ("Capital Commerce Center") and its approximately 217,000 square-foot warehouse property ("NARA Property") in a single transaction.   These three properties were sold for an aggregate sales price of $326.0 million. The Company had purchased all three properties in 2018 in separate transactions for an aggregate gross purchase price of $293.6 million.

Damon Hininger, President and CEO of CoreCivic, stated, "The completion of these asset sales is another important example of our focus on strengthening our balance sheet and creating long-term shareholder value.  Including net proceeds of nearly $30.0 million generated from the sales of 42 non-core government-leased assets in the fourth quarter of 2020, we have exceeded our targeted net proceeds from the sale of non-core assets of up to $150.0 million announced in August 2020, in connection with our decision to revoke our election as a real estate investment trust. Hininger continued, "Combining our resilient cash flows with the sales of our non-core assets, we continue to make significant progress toward our goal of reducing our debt ratio to a range of 2.25x to 2.75x."

Concurrent with the sale of these three properties, the Company used $194.4 million of the aggregate sales proceeds to fully repay two non-recourse mortgage notes associated with SSA-Baltimore and Capital Commerce Center, including prepayment premiums of $32.5 million.  The total outstanding balances of the non-recourse mortgage notes, both of which had interest rates of 4.5%, were $161.9 million on the dates sold. The sale of these three non-core government-leased properties generated net proceeds of nearly $130.0 million after repayment of the non-recourse mortgage notes and other transaction-related costs.

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

About CoreCivic

CoreCivic is a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. CoreCivic provides a broad range of solutions to government partners that serve the public good through corrections and detention management, a network of residential reentry centers to help address America’s recidivism crisis, and government real estate solutions. CoreCivic is the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and believes it is the largest private owner of real estate used by government agencies in the U.S. CoreCivic has been a flexible and dependable partner for government for more than 35 years. CoreCivic’s employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good.

Forward-Looking Statements

This press release includes forward-looking statements regarding the Company’s goal of reducing debt. These forward-looking statements may be affected by risks and uncertainties in the Company’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 22, 2021, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 6, 2021. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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